SEPARATION AGREEMENT AND RELEASE
This Separation Agreement and Release (“Agreement”) is made by and between Dr. Fusen Chen (“Employee”) and Kulicke and Soffa Industries, Inc. (the “Company”) (collectively referred to as the “Parties” or individually referred to as a “Party”) as of the Effective Date (as defined below).
RECITALS
WHEREAS, Employee was employed by the Company;
WHEREAS, Employee’s employment with the Company terminated effective December 1, 2025 due to a “Mutually Agreed Retirement” (such term as set forth in paragraph 3 of this Agreement) (the “Termination Date”);
WHEREAS, the Parties wish to resolve any and all disputes, claims, complaints, grievances, charges, actions, petitions, and demands that the Employee may have against the Company and any of the Releasees as defined below, including, but not limited to, any and all claims arising out of or in any way related to Employee’s employment with or separation from the Company;
NOW, THEREFORE, in consideration of the mutual promises made herein, the Company and Employee hereby agree as follows:
COVENANTS
1. Recitals. The Recitals set forth above are expressly incorporated into this Agreement.
2. Consideration.
a. Bonus Payment. The Company agrees to pay Employee a one-time lump sum amount, less applicable withholdings, representing a pro-rated fiscal year 2026 incentive bonus payment (the “Bonus Payment”). The amount of the Bonus Payment shall be calculated and paid in accordance with the Company’s Incentive Compensation Plan applicable to fiscal year 2026. Employee acknowledges that but for the Company’s agreement, Employee would not have been eligible for any portion of the Bonus Payment. The Company shall pay the Bonus Payment to Employee in accordance with the Company’s regular payroll cycle and practices.
b. Health Benefits. The Company shall use commercially reasonable efforts to obtain and pay for health insurance benefits for Employee to provide Employee with health insurance benefits coverage for a period of eighteen (18) months, or until Employee has secured other employment, whichever occurs first. The foregoing is subject to Employee’s timely cooperation with the Company regarding any information the Company may need from Employee to obtain such post-termination health insurance benefits coverage. The Employee acknowledges and agrees that the Company shall have sole discretion over the selection of the benefits plan provider and shall not be liable for any determination of coverage by such provider.
3. Equity. The Company and Employee agree that (i) Employee shall remain eligible to vest under the outstanding performance share unit award agreements, granted by the Company on October 14, 2022 (growth award only) October 11, 2023 and October 16, 2024 (collectively, the “Performance Awards”) due to Employee’s employment being terminated due to a “Mutually Agreed Retirement” (as defined in such award agreements), with such vesting to be based on the actual achievement of the Performance Measures (as set forth in the applicable award agreement) as determined at the end of the applicable Performance Period (as set forth in the applicable award agreement) as if the Employee had remained employed by the Company through the end of the Performance Period, and (ii) all unvested restricted stock unit awards from the Company (other than the Performance Awards) shall be automatically forfeited upon Employee’s Termination Date.
EMPLOYEE UNDERSTANDS THAT NEITHER THIS AGREEMENT NOR THE COURSE OF EMPLOYEE’S EMPLOYMENT WITH THE COMPANY, OR ANY OTHER SERVICE TO THE COMPANY, GIVE OR GAVE EMPLOYEE ANY RIGHT, CONTINUING OR OTHERWISE, TO THE REVENUES AND/OR PROFITS OF THE COMPANY AND/OR ANY OTHER RELEASEE (AS DEFINED BELOW) OR ANY OTHER INTEREST, ECONOMIC OR OTHERWISE, IN THE COMPANY AND/OR ANY OTHER RELEASEE (AS DEFINED BELOW).
4. Benefits. The Employee’s participation in all benefits and incidents of employment, including, but not limited to, vesting in stock, and the accrual of bonuses, vacation, and paid time off, shall cease as of the Termination Date.

5. Release of Claims. Employee agrees that the foregoing consideration represents settlement in full of all outstanding obligations owed to Employee by the Company and its current and former officers, directors, employees, agents, investors, attorneys, shareholders, administrators, affiliates, benefit plans, plan administrators, insurers, trustees, divisions, and subsidiaries, and predecessor and successor corporations and assigns (collectively, the “Releasees”). Employee, on Employee’s own behalf and on behalf of Employee’s respective heirs, family members, executors, agents, and assigns, hereby and forever releases the Releasees from, and agrees not to sue concerning, or in any manner to institute, prosecute, or pursue, any claim, complaint, charge, duty, obligation, demand, or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that Employee may possess against any of the Releasees arising from any omissions, acts, facts, or damages that have occurred up until and including the Effective Date of this Agreement, including, without limitation:
a. any and all claims relating to or arising from Employee’s employment relationship with the Company and the termination of that relationship;
b. any and all claims relating to, or arising from, Employee’s right to purchase, or actual purchase of shares of stock of the Company, including, without limitation, any claims for fraud, misrepresentation, breach of fiduciary duty, breach of duty under applicable state corporate law, and securities fraud under any state or federal law;
c. any and all claims for wrongful discharge of employment; termination in violation of public policy; discrimination (including employment discrimination); harassment; retaliation; breach of contract, both express and implied; breach of covenant of good faith and fair dealing, both express and implied; commission payments; promissory estoppel; negligent or intentional infliction of emotional distress; fraud; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; unfair business practices; defamation; libel; slander; negligence; personal injury; assault; battery; invasion of privacy; false imprisonment; conversion; and disability benefits;
d. any and all claims for violation of any federal, state, or municipal statute, including, but not limited to, the Americans with Disabilities Act of 1990; the Equal Pay Act; the Fair Labor Standards Act; the Sarbanes-Oxley Act of 2002; the Employment Act 1968 of Singapore; the Employment of Foreign Manpower Act 1990 of Singapore; the Income Tax Act 1947 of Singapore, and any other similar statutes, regulations or laws;
e. any and all claims for violation of the federal or any state constitution, and arising out of any other laws and regulations relating to employment;
g. any claim for any loss, cost, damage, or expense arising out of any dispute over the nonwithholding or other tax treatment of any of the proceeds received by Employee as a result of this Agreement and any of the renumeration, benefits and incidents of employment received by Employee up to and until the Termination Date; and
h. any and all claims for attorneys’ fees and costs.
Employee agrees that the release set forth in this section shall be and remain in effect in all respects as a complete general release as to the matters released. This release does not extend to any obligations incurred under this Agreement. This release does not release claims that cannot be released as a matter of law. Employee represents that Employee has made no assignment or transfer of any right, claim, complaint, charge, duty, obligation, demand, cause of action, or other matter waived or released by this section.
6. No Pending or Future Lawsuits. Employee represents that Employee has no lawsuits, claims, or actions pending in Employee’s name, or on behalf of any other person or entity, against the Company or any of the other Releasees. Employee also represents that Employee does not intend to bring any claims on Employee’s own behalf or on behalf of any other person or entity against the Company or any of the other Releasees.
7. Protected Disclosure. Nothing contained in this Agreement, any other agreement with the Company, or any Company policy limits Employee’s ability, with or without notice to the Company, to: (i) file a charge or complaint with any federal, state or local governmental agency or commission (a “Government Agency”); (ii) communicate with any Government Agency or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including by providing non-privileged documents or information; (iii) exercise any rights under Section 7 of the National Labor Relations Act, which are available to non-supervisory employees, including assisting co-workers with or discussing any employment issue as part of engaging in concerted activities for the purpose of mutual aid or protection; (iv) discuss or disclose information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that Employee has reason to believe is unlawful; or (v) testify truthfully in a legal proceeding. Any such communications and disclosures must not violate applicable law and the information disclosed must not have been obtained through communications which were subject to the attorney-client privilege (unless disclosure of that information would otherwise be permitted consistent with such privilege or applicable law). If a Government Agency or any other third party pursues any claim on Employee’s behalf, Employee waives any right to monetary or other individualized relief (either individually or as part of any collective or class action), but the Company will not limit any right Employee may have to receive an award pursuant to the whistleblower provisions of any applicable law or regulation for providing information to any relevant Government Agency.
8. No Admission of Liability. Employee understands and acknowledges that this Agreement constitutes a compromise and settlement of any and all actual or potential disputed claims by Employee. No action taken by the Company hereto, either previously or in connection with this Agreement, shall be deemed or construed to be (a) an admission of the truth or falsity of any actual or potential claims or (b) an acknowledgment or admission by the Company of any fault or liability whatsoever to Employee or to any third party.
9. Costs. The Parties shall each bear their own costs, attorneys’ fees, and other fees incurred in connection with the preparation of this Agreement.
10. Authority. The Company represents and warrants that the undersigned has the authority to act on behalf of the Company and to bind the Company and all who may claim through it to the terms and conditions of this Agreement. Employee represents and warrants that Employee has the capacity to act on Employee’s own behalf and on behalf of all who might claim through Employee to bind them to the terms and conditions of this Agreement. Each Party warrants and represents that there are no liens or claims of lien or assignments in law or equity or otherwise of or against any of the claims or causes of action released herein.
11. No Representations. Employee has not relied upon any representations or statements made by the Company that are not specifically set forth in this Agreement.
12. Severability. In the event that any provision or any portion of any provision hereof or any surviving agreement made a part hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable, or void, this Agreement shall continue in full force and effect without said provision or portion of provision.
13. Entire Agreement. This Agreement represents the entire agreement and understanding between the Company and Employee concerning the subject matter of this Agreement and Employee’s employment with and separation from the Company and the events leading thereto and associated therewith, and supersedes and replaces any and all prior agreements and understandings concerning the subject matter of this Agreement and Employee’s relationship with the Company, with the exception of any confidentiality, nondisclosure, assignment of intellectual property agreement between the Employee and the Company which shall remain in full force and effect.
14. No Oral Modification. This Agreement may only be amended in a writing signed by Employee and a duly authorized representative of the Company.
15. Effective Date. Employee understands that this Agreement shall be null and void if not executed by Employee within the later of twenty-one (21) days following Employee’s first receipt of this Agreement and the Termination Date (the “Deadline”). In the event that Employee signs this Agreement by the Deadline, then the Company has seven (7) days after such date to countersign the Agreement and return a fully-executed version to Employee. This Agreement will become effective on the eighth (8th) day after Employee signed this Agreement, so long as it has been signed by the Company and has not been revoked by either Party before that date (the “Effective Date”).
16. Counterparts. This Agreement may be executed in counterparts and by facsimile, and each counterpart and facsimile shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned.
17. Voluntary Execution of Agreement. Employee understands and agrees that Employee executed this Agreement voluntarily, without any duress or undue influence on the part or behalf of the Company or any third party, with the full intent of releasing all of Employee’s claims against the Company and any of the other Releasees. Employee acknowledges that:
(a) Employee has read this Agreement;
(b) Employee has been advised by this writing that Employee has the right to consult an attorney regarding this Agreement and has been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of Employee’s own choice or has voluntarily elected not to retain legal counsel;

(c) Employee understands the terms and consequences of this Agreement and the releases it contains and is fully aware of the legal and binding effect of this Agreement.
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IN WITNESS WHEREOF, the Parties have executed this Agreement on the respective dates set forth below.

Dr. Fusen Chen, an individual

Dated:		/s/ FUSEN CHEN
Dr. Fusen Chen

Kulicke and Soffa Industries, Inc.

Date:	By:	/s/ LESTER WONG
Name: Its: For and on behalf of the Board of Directors